Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Second Quarter and Fiscal Year 2025 Financial Results

Mitchel Field, NY, December 10, 2024 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three and six months ended October 31, 2024, of approximately $15.8 million and $30.9 million, respectively, compared to revenues of $13.6 million and $26.0 million, for the same period of fiscal year 2024, ended October 31, 2023. Operating income for the three and six months ended October 31, 2024, was $2.6 million and $5.0 million, respectively, compared to operating income of $0.9 million and $3.0 million for the same period of fiscal year 2024. Net Income from operations for the three and six months ended October 31, 2024 was $2.7 million or $0.28 per diluted share and $5.1 million or $0.53 per diluted share, respectively, compared to a net income from operations for the three and six months ended October 31, 2023 of $0.8 million or $0.08 per diluted share and $2.9 million or $0.30 per diluted share, respectively.

FEI President and CEO, Tom McClelland commented, “By all financial metrics the second quarter of fiscal year 2025 performance was excellent. For both the quarter and year to date, revenue, gross margin, and operating income have grown substantially. The backlog is also holding strong; at $81 million (an all-time high) compared to $70 million at the end of the first quarter, and $78 million at the end of last fiscal year. The results reflect continued solid growth in our core businesses, which show every indication of continuing. We are well into the execution phase of several key programs won over the last two years, and our gross margins (48% for the quarter, and 46% for the first half of FY2025) reflect our successful efforts to obtain work, and deliver it successfully. Our ability to perform at high operational standards on our heritage satellite programs allows us to pursue new developments (especially for proliferated small satellites), which at least initially may be at lower margins. As we have been successful obtaining a mix of heritage and new development work, we anticipate continued profitability going forward, though the mix in any given quarter could potentially cause variability. Nonetheless, we believe that the operational improvements we have made over the past few years will allow us to generally achieve higher, more consistent margins than we have experienced in the past.

In October, FEI hosted a “Quantum Sensor Summit” in New York City, a technical conference bringing together experts from around the world to share insights and expectations regarding this rapidly developing area of technology. This event was well attended, and we have obtained a lot of positive feedback from it. Quantum sensors is a rapidly developing market, one which FEI is well positioned to participate in based on our existing expertise, and one which we are actively pursuing as an avenue to continued growth well into the future. To support this effort we pursue external development funding where possible, but are also using internal R&D funding as necessary. This year internal R&D expenditures are up significantly (10% of revenue) as we work to stay competitive in this arena, but we remain debt-free and are confident in our ability to invest for profitable growth, reward our employees for serving our customers and maintain flexibility for shareholder-oriented initiatives, such as the two special dividends we have paid over the past two years.

All and all, I am happy with our performance, excited about our future, and proud to lead a workforce of talented and very dedicated individuals who are the real reason behind our success.”

Fiscal Year 2024 Selected Financial Metrics and Other Items

-

For the three and six months ended October 31, 2024, revenues from satellite payloads were approximately $9.4 million, or 59%, and $17.7 million or 57%, respectively, of consolidated revenues compared to approximately $4.7 million, or 35%, and $9.5 million or 37%, respectively, for the same periods of the prior fiscal year.

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For the three and six months ended October 31, 2024, revenues for non-space U.S. Government/DOD customers were approximately $5.8 million, or 37%, and $12.1 million or 39%, respectively, of consolidated revenues compared to approximately $8.2 million, or 60%, and $15.1 million, or 58%, respectively, for the same periods of the prior fiscal year.

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For the three and six months ended October 31, 2024, revenues from other commercial and industrial sales accounted for approximately $0.6 million, or 4%, and $1.1 million or 4%, respectively, of consolidated revenues compared to approximately $0.7 million, or 5%, and $1.4 million, or 5%, respectively, for the same periods of the prior fiscal year.

-

Net cash provided by operating activities was approximately $2.4 million in the six months of fiscal year 2025, compared to net cash used in operations of $3.0 million for the same period of fiscal year 2024.

-	Backlog at October 31, 2024 was approximately $81 million compared to $78 million at April 30, 2024.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Tuesday, December 10, 2024, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-888-506-0062. International callers may dial 1-973-528-0011. Callers should provide participant access code: 685880 or ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call (replay passcode: 51761). Subsequent to that, the call can be accessed via a link available on the Company’s website through March 10, 2025.

About Frequency Electronics

Frequency Electronics, Inc. (FEI) is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. FEI’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. FEI-Zyfer provides GPS and secure timing capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF and microwave products. FEI has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

www.frequencyelectronics.com

FEI’s Mission Statement: “Our mission is to transform discoveries and demonstrations made in research laboratories into practical, real-world products. We are proud of a legacy which has delivered precision time and frequency generation products, for space and other world-changing applications that are unavailable from any other source. We aim to continue that legacy while adapting our products and expertise to the needs of the future. With a relentless emphasis on excellence in everything we do, we aim, in these ways, to create value for our customers, employees, and stockholders.”

Forward-Looking Statements

The statements in this press release regarding future earnings and operations and other statements relating to the future constitute “forward-looking” statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, reliance on key customers, continued acceptance of the Company’s products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, other supply chain related issues, increasing costs for materials, operating related expenses, competitive developments, changes in manufacturing and transportation costs, the availability of capital, the outcome of any litigation and arbitration proceedings, and failure to maintain an effective system of internal controls over financial reporting. The factors listed above are not exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the Securities and Exchange Commission. The Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed on August 2, 2024 with the Securities and Exchange Commission includes additional factors that could materially and adversely impact the Company’s business, financial condition and results of operations, as such factors are updated from time to time in our periodic filings with the Securities and Exchange Commission, which are accessible on the Securities and Exchange Commission’s website at www.sec.gov. Moreover, the Company operates in a very competitive and rapidly changing environment. New factors emerge from time to time and it is not possible for management to predict the impact of all these factors on the Company’s business, financial condition or results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not rely on forward-looking statements as a prediction of actual results. Any or all of the forward-looking statements contained in this press release and any other public statement made by the Company or its management may turn out to be incorrect. The Company expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact information: Dr. Thomas McClelland, President and Chief Executive Officer;

       Steven Bernstein, Chief Financial Officer;

TELEPHONE: (516) 794-4500 ext.5000          WEBSITE:         www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	(unaudited)		(unaudited)
	2024	2023	2024	2023
Revenues	$15,820	$13,575	$30,898	$25,984
Cost of revenues	8,201	9,245	16,580	16,786
Gross margin	7,619	4,330	14,318	9,198
Selling and administrative	3,388	2,552	6,234	4,853
Research and development	1,613	840	3,101	1,347
Operating income	2,618	938	4,983	2,998
Interest and other, net	175	(135)	373	(146)
Income before Income Taxes	2,793	803	5,356	2,852
(Benefit) provision for Income Taxes	139	6	272	13
Net income	$2,654	$797	$5,084	$2,839

Net income per share:
Basic and diluted income per share	$0.28	$0.08	$0.53	$0.30

Weighted average shares outstanding
Basic and diluted	9,585	9,399	9,562	9,392

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	October 31, 2024	April 30, 2024
	(unaudited)
ASSETS
Cash and cash equivalents	$9,698	$18,320
Accounts receivable, net	4,088	4,614
Contract assets	12,092	10,523
Inventories, net	25,480	23,431
Other current assets	1,590	1,233
Property, plant & equipment, net	6,274	6,438
Other assets	11,935	11,713
Right-of-use assets – operating leases	5,276	6,036
Restricted cash	1,342	945
	$77,775	$83,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Lease liability - current	$1,301	$1,640
Dividend Payable	-	-
Contract liabilities	22,659	21,639
Other current liabilities	5,548	7,517
Other long-term obligations	8,030	8,096
Operating lease liability – non-current	4,044	4,545
Stockholders’ equity	36,193	39,816
	$77,775	$83,253